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                            USA WASTE SERVICES, INC.
                            1001 FANNIN, SUITE 4000
                              HOUSTON, TEXAS 77002

June [  ], 1998

Dear Stockholder:

    As most of you are aware, USA Waste Services, Inc. ("USA Waste") has entered into an agreement with Waste Management, Inc. ("Waste Management") pursuant to which Waste Management will merge with, and become, a wholly owned subsidiary of USA Waste. In the merger, each share of Waste Management common stock will be converted into the right to receive 0.725 of a share of USA Waste common stock. At a Special Meeting of Stockholders of USA Waste on Wednesday, July 15, 1998, you will be asked to consider and approve several matters required to implement the merger: amendments to the USA Waste charter, to become effective at the time of the merger, to increase the number of authorized shares of USA Waste common stock and to change the name of USA Waste to "Waste Management, Inc."; the issuance of shares of USA Waste common stock to current Waste Management stockholders in the merger; and amendments to the USA Waste Amended and Restated 1993 Stock Incentive Plan and the USA Waste 1996 Stock Option Plan for Non-Employee Directors, to increase the aggregate number of shares of USA Waste common stock that may be issued thereunder. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic merger.

    USA WASTE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENTS REFERRED TO ABOVE, THE ISSUANCE OF SHARES OF USA WASTE COMMON STOCK TO CURRENT WASTE MANAGEMENT STOCKHOLDERS IN THE MERGER AND THE AMENDMENTS TO USA WASTE'S STOCK OPTION AND INCENTIVE PLANS REFERRED TO ABOVE, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF SUCH PROPOSALS.

    Your Board of Directors believes that the merger represents a unique strategic fit between two companies with similar business operations and complementary geographical presence. The Board of Directors believes that the merger should result in significant synergies for the combined company and a number of other important advantages for USA Waste stockholders. For further information regarding the merger, I urge that you read carefully the accompanying Joint Proxy Statement/Prospectus and, specifically, the section entitled "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

    Even if you plan to attend the Special Meeting in person, please complete, sign and date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                          Sincerely,

                                          John E. Drury
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER